                                                                Exhibit 10.28(d)

                                AMENDMENT NO. 1
                                      TO
                             AMENDED AND RESTATED
                   LIMITED LIABILITY COMPANY REGULATIONS OF

                     LYONDELL-CITGO REFINING COMPANY LTD.
                                (the "Company")

  Amendment No. 1 (the "Amendment") to the Amended and Restated Limited Liability Company Regulations (the "Regulations") of LYONDELL-CITGO Refining Company Ltd. (the "Company") is effective, by unanimous written consent of the Representatives of the Owners Committee in accordance with Section 3.4.(E) of the Regulations, as of April 28, 1995. All terms defined in the Regulations are used herein with the meanings provided in the Regulations.

  1. Section 7.2 of the Regulations is hereby amended to read hereafter in its entirety as follows:

  7.2 Income and Distribution Determinations; Restriction on Distributions and Advances. Profits and Losses shall be allocated as of the close of business on the last day of each Calendar Quarter. Distributions of Distributable Cash shall be made on a monthly basis and, regardless of the date a distribution is actually paid, distributions shall be treated as having been made on the last day of the calendar month immediately preceding the date of the distribution. Any other provisions of these Regulations to the contrary notwithstanding, however, the Company shall not make any distribution of Distributable Cash or any advances (including any distributions pursuant to Sections 7.2, 7.3, 7.4 or 7.5 and any advances pursuant to Section 7.6) for so long as, under the terms of any agreement, contract or instrument evidencing, governing or securing any indebtedness for borrowed money (including loans or capital leases), an event of default exists (or would exist upon the making of such distribution or advance) and such agreement, contract or instrument prohibits the making of such distribution or advance during the continuance of such event of default.

  2. Section 7.3(C) of the Regulations is hereby amended to read hereafter in its entirety as follows:

  7.3 Distributable Cash.

      (C) To the extent that the Company does not have sufficient cash to make the distributions or deposits as provided in Section 7.4 or Section 7.5, then, except as otherwise expressly provided, distributions and deposits shall be made in proportion to the amounts distributable to or for each Owner. Any amount which is required to be distributed pursuant to Section 7.4 (other than an amount described in Section 7.4.(B)) or Section 7.5, but which is not distributed for any reason, including, without limitation, by reason of insufficient cash or by virtue of the last sentence of Section 7.2, shall constitute a debt owed by the Company to the Owner entitled to such distribution, which debt is to be paid, with interest at the Agreed Rate (subject to Section 13.11), as quickly as possible, but in all events before any other distributions with respect to subsequent months are paid to the Owners.

  3. Except as set forth above the Regulations remain unmodified, and, as amended above, the Regulations remain in full force and effect.

                                      A-2